Exhibit 99.2

Quarterly

Operating

Supplement

March 31, 2005

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

QUARTERLY OPERATING SUPPLEMENT

First Quarter 2005

Table of Contents

Financial Security Assurance Holdings Ltd.

Highlights

Review of Operations

Condensed Consolidated Statements of Operations and Comprehensive Income

Condensed Consolidated Balance Sheets

Operating Expense Analysis

Effect of Insured Bond Refundings

Annual Financial Data

Financial Security Assurance Inc.

Investment Portfolio

Statutory Analytics and Selected Annual Financial Statistics

Municipal New-Issue Market Data

Gross Par Value and Present Value Originated

Insured Portfolio Profile

50 Largest Municipal Exposures

25 Largest Asset-Backed Exposures

Asset-Backed Debt Service and Premiums

Municipal Debt Service and Premiums

Asset-Backed Net Debt Service and Net Premiums Amortizations and Ending Balances

Municipal Net Debt Service and Net Premiums Amortizations and Ending Balances

Financial Security Assurance Holdings Ltd. (the Company), through its wholly owned subsidiary, Financial Security Assurance Inc. (FSA), provides Aaa/AAA/AAA financial guaranty insurance for obligations in the municipal, infrastructure, asset-backed and structured finance markets worldwide.  FSA’s financial strength is rated Triple-A by Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services (S&P) and Rating and Investment Information, Inc. (R&I).  The Company is a member of the Dexia group, a leading European banking group with four core business lines: financial services to the local public sector, retail financial services, investment management services, and treasury and financial markets.

Financial Security Assurance Holdings Ltd.
Highlights

Financial Key Lines

	1st Qtr. 2005	Year-to-Date 2005	Full Year 2004

Net income (millions)	$80.1	$80.1	$363.8
Shareholders’ equity (millions)	2,586.7	2,586.7	2,550.0
Return on average equity	12.4%	12.4%	15.6%
GAAP: (1)
Loss ratio(2)	4.0	4.0	5.0
Expense ratio(2)	32.9	32.9	30.2
Combined ratio(2)	36.9	36.9	35.2
Effective tax rates:
Net investment income	12.3	12.3	10.3
Underwriting and other income	35.9	35.9	29.0
Total income	25.0	25.0	21.8

Reconciliation of Net Income to Operating Earnings(3)
(dollars in millions)

	1st Qtr. 2005	Year-to-Date 2005	Full Year 2004

Net income	$80.1	$80.1	$363.8
Less fair-value adjustments for insured CDS, net of taxes(4)	(1.6)	(1.6)	37.7
Operating earnings	$81.7	$81.7	$326.1

Reconciliation of Book Value to Adjusted Book Value(3)
(dollars in millions)

	March 31, 2005	December 31, 2004

Shareholders’ equity (book value)(5)	$2,586.7	$2,550.0
After-tax adjustments:
Plus net deferred premium revenue	878.1	868.6
Plus present value of future net installment premiums and present value of future financial products net interest margin(6)	512.9	497.3
Less net deferred acquisition costs	207.4	200.3
Less fair-value adjustments for insured CDS	29.9	31.4
Adjusted book value	$3,740.4	$3,684.2

(1)   Accounting principles generally accepted in the United States of America (GAAP).

(2)   Relates solely to FSA.

(3)   Operating earnings and adjusted book value are not promulgated in accordance with GAAP and are not substitutes for net income or book value.  See “Review of Operations” for additional discussions.

(4)   This item pertains to SFAS No. 133 fair-value adjustments for FSA-insured credit default swaps (CDS) that have investment-grade underlying credit quality.  They are excluded from operating earnings because management believes it is probable that the financial impact of  the fair-value adjustments for the insured CDS will disappear over the finite terms of the related exposures.

(5)   Includes the effect of after-tax unrealized gains in the investment portfolio, which was $152.5 million at March 31, 2005 and $177.8 million at December 31, 2004.

(6)   The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate is 5.30% for 2005 and 5.62% for 2004.

FSA HOLDINGS FIRST QUARTER 2005 RESULTS

NET INCOME

$80 Million in Q1 05 (-5% vs. Q1 04)

ORIGINATIONS (PRESENT VALUE)

$193 Million in Q1 05 (+3% vs. Q1 04)

New York, New York, May 12, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced first quarter 2005 net income of $80.1 million, 4.6% lower than in last year’s comparable period due to prior-period gains from marking insured credit default swaps (CDS) to fair value.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004

Net Income	$80.1	$84.0
Less fair-value adjustments for insured credit default swaps, net of taxes (1)	(1.6)	10.2
Operating Earnings (1)	$81.7	$73.8

(1)          For definitions, see below, “Analysis of Financial Results – Operating Earnings.”  Also see “Non-GAAP Measures,” below, for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company increased first-quarter operating earnings 10.6% over the result in the same period of 2004.  See “Analysis of Financial Results,” below, for further discussion of earnings results.

Shareholders’ equity (book value) was $2.6 billion and non-GAAP adjusted book value (ABV) was $3.7 billion at March 31, 2005.  Over the past 12 months, after taking dividends into account, ABV grew 15.5% excluding investment portfolio realized and unrealized capital gains and losses and 14.5% including such gains and losses.  The Company’s management considers ABV to be a reasonable measure of the Company’s intrinsic value, exclusive of franchise value, and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures,” below, for a more detailed discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $192.7 million in the first quarter of 2005, 2.9% higher than in that quarter of 2004.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “FSA got off to a good start in the first quarter of 2005. Despite the continued tight spread and highly competitive business environment, we surpassed last year’s origination results for the same period, continued mid-teens growth in adjusted book value per share and achieved respectable growth in operating earnings.

“While the biggest component of new production continued to be the U.S. municipal business, the U.S. asset-backed and European businesses also produced solid results.  In aggregate, the business was well diversified and priced to produce solid future returns on equity.  Looking ahead, we believe that the anticipated reduction in U.S. municipal new issue volume and the competitive pricing environment will be balanced by widening spreads in the asset-backed sector and expanding global opportunities.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$21.0	$19.2
PV originations (dollars in millions) (1)	192.7	187.2

(1)               Estimated by the Company as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, but only for business originated during the period; plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as the estimated interest to be received on the investments and the estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), discounted to present value.  The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures.  Management believes that by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results – Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$12.3	$11.0
PV premiums originated (dollars in millions)	76.8	89.4

The first quarter of 2005 saw the heaviest municipal market volume on record for a first quarter, with an estimated $98.0 billion of new issues coming to market, 13.2% more than in the first quarter of 2004, largely because of a significant increase in refundings.  Insurance penetration was approximately 62%, compared with 46% in last year’s comparable period.  In this environment, FSA insured approximately 24% of the par amount of insured new issues with sale dates in the first quarter.

Including both primary and secondary U.S. municipal obligations with closing dates in the first quarter, the par amount insured by FSA increased 12.1%, and non-GAAP PV premiums originated decreased 14.1%.  The decrease in PV premiums originated was due to both a highly competitive, tight-spread environment and a reduced contribution from the higher-premium health care sector.  The average return on FSA’s new municipal business met the Company’s return objectives.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$4.2	$5.1
PV premiums originated (dollars in millions)	60.8	34.9

U.S. asset-backed originations declined 18.7% in par volume, due primarily to declines in new residential mortgage and consumer finance originations.  However, the sector generated a 74.2% increase in PV premiums originated.  FSA executed a variety of transactions during the quarter in the consumer, residential and pooled corporate sectors.  Amendments to certain existing transactions at the request of issuers produced additional PV premiums without any corresponding increase in par insured.

INTERNATIONAL ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross par insured (dollars in billions)	$4.5	$3.1
PV premiums originated (dollars in millions)	42.3	47.4

FSA’s first-quarter international par insured increased 45.2%, but PV premium production decreased 10.8% because of a shift in the business mix to include substantially more Triple-A and Super Triple-A asset-backed transactions, which tend to have shorter terms and lower PV premiums relative to par than public infrastructure financings.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended March 31,
	2005	2004
Gross PV NIM originated (dollars in millions)	$12.8	$15.5

Non-GAAP PV NIM originated in the financial products segment decreased 17.4% for the first quarter.  Though demand for FSA-insured GICs remained strong in both the municipal and structured finance sectors, PV NIM declined because the Company invested primarily in highly liquid, Triple-A, short-dated floating rate instruments in anticipation of widening credit spreads.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. First-quarter net income decreased 4.6% to $80.1 million from $84.0 million in the first quarter of 2004.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Premiums from refundings and accelerations (1)	$5.3	$4.1
Realized gains (losses), net	(0.7)	0.4
Realized gains from assets acquired in refinancing transactions, net	3.5	—
Equity-based compensation (2)	(7.6)	(7.2)
Equity in earnings of SPS (3)	(0.5)	0.2
Dividends received from and equity in earnings of XLFA (4)	2.1	4.0
Fair-value adjustments for insured CDS (5)	(1.6)	10.2

(1)               Net of deferred acquisition cost amortization.

(2)               The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(3)               SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owns a minority interest. Due to the proposed sale of SPS, the Company is no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million to reverse the inception-to-date tax benefit. At March 31, 2005, the Company’s interest in SPS had a book value of $51.4 million.

(4)               The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company. XLFA reinsures business originated by FSA and other financial guarantors. In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security under Statement of Financial Accounting Standards No. 115 (SFAS 115).

(5)               This item is excluded from operating earnings.

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under Statement of Financial Accounting Standards No. 133 (SFAS No. 133).  CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will disappear over the finite terms of the exposures, which are typically five to seven years at inception.

First-quarter operating earnings of $81.7 million were higher than net income because they exclude pre-tax negative fair-value adjustments totaling $2.6 million.  The fair-value adjustments primarily reflect a slight widening of market credit spreads.  The comparable fair-value adjustments in the first quarter of 2004 were gains totaling $15.1 million.

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Gross premiums written	$164.0	$189.5
Gross installment premiums received	(76.9)	(72.0)
Gross upfront premiums originated	87.1	117.5
PV estimated installment premiums originated	92.8	54.2
PV premiums originated	179.9	171.7

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
Net premiums written	$109.5	$116.5
Net premiums earned	94.9	92.2
Net premiums earned excluding effect of refundings and accelerations (1)	85.5	84.5

(1)               On an after-tax basis, $57.7 million in the first quarter of 2005 and $57.5 million in the first quarter of 2004.

For the first quarter, gross premiums written decreased 13.4% to $164.0 million, and net premiums written decreased 6.0% to $109.5 million, largely due to a decline in municipal originations, for which premiums are generally collected upfront.

For the first quarter, net premiums earned totaled $94.9 million, a 2.9% increase.  This includes $9.4 million of net premiums earned from refundings and accelerations, compared with $7.7 million in the first quarter of 2004.  Excluding premiums from refundings and accelerations, first-quarter net premiums earned increased 1.2%, reflecting growth in municipal earned premiums offset by a decline in asset-backed earned premiums.

NET INTEREST MARGIN.  First-quarter net interest margin for the financial products segment was $7.3 million in the first quarter of 2005, compared with $5.3 million a year ago.  The increase in net interest margin is due primarily to a larger book of GIC business in the first quarter of 2005.

INVESTMENT PORTFOLIO. First-quarter net investment income was $49.5 million, an increase of 20.4%.  The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA dividends of $2.6 million.  Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate.  It is now treated as part of the investment portfolio in accordance with SFAS 115.  First-quarter net realized gains, including amounts from refinanced transactions, were $4.3 million, compared with $0.5 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the first quarter was 11.0%, versus 9.5% for the previous year’s first quarter.

EXPENSES AND RESERVES. For the first quarter, policy acquisition and other operating expenses increased to $42.1 million ($28.2 million after taxes) from $36.6 million ($24.9 million after taxes) in the previous year’s first quarter.  Of the $5.5 million increase, $2.8 million reflects changes in deferral rates, following an annual analysis of employee time allocated to new business production. Additionally, in the first quarter of 2005, expenses were increased by write-offs of $1.0 million of uncollectible receivables, and, in the first quarter of 2004, expenses were reduced by reversals of $1.3 million of expense accruals that had proven to be unnecessary.

The Company recorded losses and loss adjustment expenses incurred of $4.0 million ($2.7 million after taxes), compared with $7.7 million ($4.1 million after taxes) in the first quarter of 2004.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the first quarter, a net amount of $1.8 million was transferred from case reserves to the non-specific reserve, primarily reflecting adjustments to existing case reserves for certain CDO transactions.  Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At March 31, 2005, aggregate case and general reserves, net of reinsurance recoverables, totaled $147.9 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated and PV originations.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs and fair-value adjustments for insured CDS.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO
NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	March 31, 2005	December 31, 2004
Shareholders’ Equity (Book Value) (1)	$2,586.7	$2,550.0
After-tax adjustments:
Plus net deferred premium revenues	878.1	868.6
Plus present value of future net installment premiums and PV NIM (2)	512.9	497.3
Less net deferred acquisition costs	207.4	200.3
Less fair-value adjustments for insured CDS	29.9	31.4
Adjusted Book Value	$3,740.4	$3,684.2

(1)               Includes the effect of after-tax unrealized gains in the investment portfolio, which was $152.5 million at March 31, 2005 and $177.8 million at December 31, 2004.

(2)               The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	March 31, 2005	December 31, 2004
Contingency Reserve	$1,166,058	$1,099,462
Capital and Surplus	1,155,860	1,181,421
Qualified Statutory Capital	2,321,918	2,280,883
Net Unearned Premium Reserve	1,672,672	1,649,230
Loss and Loss Adjustment Expenses	45,770	48,142
Policyholder Capital and Reserves	4,040,360	3,978,255
Net Present Value of Installment Premiums	747,018	727,340
Third-Party Capital Support (1)	525,000	525,000
Total Claims-Paying Resources (2)	$5,312,378	$5,230,595

Net Insurance in Force (principal & interest)	$463,749,719	$454,359,331
Capital Ratio (3)	200:1	199:1
Claims-Paying Ratio (4)	87:1	87:1

(1)               Standby line of credit facility and money market committed preferred trust securities.

(2)               Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios.

(3)               Capital ratio is net insurance in force divided by qualified statutory capital.

(4)               Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•                  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                  expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                  changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically

•                  competitive forces, including the conduct of other financial guaranty insurers in general

•                  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•                  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•                  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•                  inadequacy of reserves established by the Company for losses and loss adjustment expenses

•                  temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•                  downgrade or default of one or more of FSA’s reinsurers

•                  the amount and nature of business opportunities that may be presented to the Company

•                  market conditions, including the credit quality and market pricing of securities issued

•                  capacity limitations that may impair investor appetite for FSA-insured obligations

•                  market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•                  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA

•                  changes in the value or performance of strategic investments made by the Company, and

•                  other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands)

	Three Months Ended March 31,
	2005	2004
Revenues:
Net premiums written	$109,502	$116,494

Net premiums earned	94,881	92,210
Net investment income	49,446	41,077
Net realized gains (losses)	(1,095)	495
Net interest income from financial products and variable interest entities	78,512	41,024
Financial products net realized gains	91	119
Net realized and unrealized gains (losses) on derivative instruments	(2,024)	13,039
Income from assets acquired in refinancing transactions	7,017	201
Net realized gains from assets acquired in refinancing transactions	5,433	—
Other income	5,158	7,357
TOTAL REVENUES	237,419	195,522
Expenses:
Losses and loss adjustment expenses	3,984	7,700
Interest expense	6,788	6,748
Policy acquisition costs	15,408	14,798
Net interest expense from financial products and variable interest entities	77,018	34,646
Other operating expenses	26,708	21,813
TOTAL EXPENSES	129,906	85,705
Minority interest	(2,404)	(4,603)
Equity in earnings of unconsolidated affiliates	1,736	4,886
INCOME BEFORE INCOME TAXES	106,845	110,100
Provision for income taxes	26,699	26,053
NET INCOME	80,146	84,047
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	(22,489)	27,189
Less: reclassification adjustment for gains included in net income	2,817	497
Other comprehensive income (loss)	(25,306)	26,692
COMPREHENSIVE INCOME	$54,840	$110,739

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2005	December 31, 2004
ASSETS
Bonds at fair value (amortized cost of $3,745,145 and $3,662,584)	$3,940,582	$3,914,763
Equity securities at fair value (cost of $54,300 and $54,300)	54,300	54,300
Short-term investments	188,113	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,296,208 and $1,346,109)	1,296,020	1,346,355
Variable interest entities’ short-term investment portfolio	49,763	1,194
Financial products bond portfolio at fair value (amortized cost of $9,409,471 and $7,914,471)	9,444,941	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	744,762	268,125
Total investment portfolio	15,718,481	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $110,746 and $151,895)	110,308	157,036
Securitized loans	348,973	371,092
Other	207,431	224,908
Total assets acquired in refinancing transactions	666,712	753,036
Cash	40,824	14,353
Deferred acquisition costs	319,117	308,015
Prepaid reinsurance premiums	773,352	759,191
Investment in unconsolidated affiliates	51,381	49,645
Reinsurance recoverable on unpaid losses	35,080	35,419
Other assets	1,325,288	1,324,355
TOTAL ASSETS	$18,930,235	$17,080,807

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,124,205	$2,095,423
Losses and loss adjustment expenses	183,020	179,941
Guaranteed investment contracts and variable interest entities’ debt	12,225,173	10,734,357
Deferred federal income taxes	212,447	216,619
Notes payable	430,000	430,000
Accrued expenses, minority interest and other liabilities	1,168,660	874,510

TOTAL LIABILITIES AND MINORITY INTEREST	16,343,505	14,530,850

COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital – common	899,912	900,215
Accumulated other comprehensive income (net of deferred income taxes of $80,645 and $91,926)	152,490	177,796
Accumulated earnings	1,533,993	1,471,611
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)

TOTAL SHAREHOLDERS’ EQUITY	2,586,730	2,549,957

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$18,930,235	$17,080,807

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.

Operating Expense Analysis

(dollars in thousands)

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,408				$15,408

Gross underwriting and operating expenses	60,627				60,627
Underwriting expenses deferred	(36,640)				(36,640)
Financial products other operating expenses	2,721				2,721
Reinsurance commissions received, net	(10,131)				(10,131)
Reinsurance commissions deferred, net	10,131				10,131
Other operating expenses	26,708				26,708

Total expenses	$42,116				$42,116

2004	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Amortization of previously deferred underwriting expenses and reinsurance commissions	$14,798	$13,821	$15,989	$17,594	$62,202

Gross underwriting and operating expenses	58,159	56,410	60,448	70,326	245,343
Underwriting expenses deferred	(38,098)	(36,786)	(47,382)	(40,143)	(162,409)
Financial products other operating expenses	1,774	1,637	2,389	2,088	7,888
Reinsurance commissions received, net	(19,245)	(18,309)	(13,391)	(14,893)	(65,838)
Reinsurance commissions deferred, net	19,245	18,309	13,391	14,893	65,838
Other operating expenses	21,835	21,261	15,455	32,271	90,822

Total expenses	$36,633	$35,082	$31,444	$49,865	$153,024

Financial Security Assurance Holdings Ltd.
Effect of Insured Bond Refundings
(dollars in thousands)

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Earned premium recognized	$9,405				$9,405
Less:
Deferred acquisition costs recognized	1,323				1,323
Net effect before taxes	8,082				8,082
Tax provision	2,829				2,829
Net income effect	5,253				5,253

2004	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year

Earned premium recognized	$7,745	$14,539	$9,998	$12,122	$44,404
Less:
Deferred acquisition costs recognized	1,458	1,521	1,988	2,902	7,869
Net effect before taxes	6,287	13,018	8,010	9,220	36,535
Tax provision	2,200	4,556	2,804	3,227	12,787
Net income effect	4,087	8,462	5,206	5,993	23,748

Financial Security Assurance Holdings Ltd.
Annual Financial Data
(dollars in thousands)

	Years Ended December 31,
	2004	2003	2002	2001	2000

Income Statement
Gross premiums written	$831,980	$895,826	$803,701	$485,570	$372,325
Net premiums written	587,769	614,284	532,747	319,638	218,138
Net premiums earned	395,015	356,373	314,880	230,999	192,149
Net investment income	177,289	154,048	139,120	128,921	121,144
Losses and loss adjustment expenses	20,599	34,486	65,613	12,497	9,403
Income before income taxes and cumulative effect of accounting change	465,442	376,373	216,179	269,477	67,401	(1)
Net income	363,784	290,586	181,075	209,496	63,283	(1)

Balance Sheet
Total investments	$14,044,558	$9,493,216	$5,037,395	$3,214,097	$2,234,851
Prepaid reinsurance premiums	759,191	695,398	557,659	420,798	354,117
Total assets	17,076,819	12,409,760	7,027,483	4,308,854	3,148,694
Deferred premium revenue	2,095,423	1,861,960	1,450,211	1,090,332	936,826
Notes payable	430,000	430,000	430,000	330,000	230,000
Total liabilities and minority interest	14,530,850	10,241,324	5,159,113	2,672,896	1,682,961
Shareholders’ equity	2,549,957	2,168,436	1,868,370	1,635,958	1,465,733

(1)   Includes $105,541 of merger related costs.

Financial Security Assurance Inc.

Financial Security Assurance Inc.

Investment Portfolio

(dollars in thousands)

Investment Portfolio as of March 31, 2005(1)

Type of Security	Amortized Cost	Market Value	% of Amortized Cost	Yield(2)	Annualized Income(3)
Long-term bonds:
Tax-exempt	$2,899,630	$3,073,609	74.3%	5.00%	$145,021
Taxable	842,210	845,604	21.1	4.75	39,180
Short-term	180,016	180,016	4.6	2.01	2,759

Total	$3,903,856	$4,099,229	100.0%	4.84%	$186,960

Maturity	Amortized Cost	% of Amortized Cost	Quality Distribution of Long-Term Fixed Income Investments (4)
Within 1 year	$255,110	6.5%	AAA	76.4%
1 to 5 years	647,834	16.6	AA	19.0
5 to 10 years	591,352	15.2	A	4.5
10 or more years	2,117,343	54.2	NR	0.1
Mortgage-backed securities	59,024	1.5		100.0%
Asset-backed securities	233,193	6.0

Total	$3,903,856	100.0%

(1)	Excludes portfolio related to the variable interest entities bond portfolio.
(2)	Estimated yield on assets at end of reporting quarter; short-term investments includes taxable and tax-exempt securities but excludes cash equivalents of $43.0 million.
(3)	Before taxes if applicable; based on indicated yields.
(4)	Ratings are based on the lower of Moody’s or S&P ratings available at March 31, 2005.

Financial Security Assurance Inc.

Statutory Analytics and Selected Annual Financial Statistics

(dollars in thousands)

Statutory Analytics	1st Qtr. 2005	Year-to-date 2005	Full Year 2004

Loss ratio(1)	(2.0)%	(2.0)%	5.0%
Expense ratio(1)	38.3	38.3	26.8
Combined ratio(1)	36.3	36.3	31.8

		3/31/05	12/31/04
Contingency reserve		$1,166,058	$1,099,462
Capital and surplus		1,155,860	1,181,421
Qualified statutory capital		2,321,918	2,280,883
Unearned premium reserve		1,672,672	1,649,230
Loss and loss adjustment expenses		45,770	48,142
Policyholder capital and reserves		4,040,360	3,978,255
Net present value of installment premiums		747,018	727,340
Third-party capital support		525,000	525,000
Total claims-paying resources		$5,312,378	$5,230,595

Net insurance in force (principal & interest)		$463,749,719	$454,359,331
Capital ratio(2)		200:1	199:1
Claims-paying ratio(3)		87:1	87:1

	Years Ended December 31,
	2004	2003	2002	2001	2000
Selected Financial Statistics
GAAP Basis(1)
Loss ratio (%)	5.0%	9.5%	20.6%	5.4%	4.9%
Expense ratio (%)	30.2	31.8	31.6	34.6	54.5
Combined ratio (%)	35.2	41.3	52.2	40.0	59.4
SAP Basis(1)
Loss ratio (%)	5.0	3.7	15.1	4.0	(0.5)
Expense ratio (%)	26.8	21.3	20.9	37.1	59.1
Combined ratio (%)	31.8	25.0	36.0	41.1	58.6

Selected Financial Statistics(3)
Gross insurance in force	$633,037,230	$565,371,437	$512,232,953	$422,296,318	$321,753,871
Net insurance in force	454,359,331	409,476,253	365,256,111	300,637,067	225,426,403
Qualified statutory capital	2,280,883	2,104,257	1,876,117	1,593,570	1,436,681
Capital ratio	199:1	195:1	194:1	189:1	157:1

(1)   The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the General Reserve) divided by net premiums earned.  The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the General Reserve) divided by net premiums earned.  The GAAP expense ratio is underwriting and operating expenses divided by net premiums earned.  The SAP expense ratio is underwriting and operating expenses divided by net premiums written.  The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(2)   Capital ratio is net insurance in force divided by qualified statutory capital.

(3)   Claims-paying ratio is net insurance in force divided by claims-paying resources.

(4)   Amounts are statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries, FSA Global investments insured by FSA and Canadian Global debt insured by FSA.

Municipal New-Issue Market Data(1)

(dollars in billions)

	Par Value		Percent	FSA Market Share(2)
	Issued	Insured	Insured	Amount	Percent

1st Qtr. 2005	$98.0	$60.9	62.1%	$14.6	23.9%

4th Qtr. 2004	91.1	46.7	51.3	11.5	24.6
3rd	78.9	45.9	58.2	10.9	23.7
2nd	103.6	61.0	58.9	12.9	21.1
1st	86.6	39.7	45.8	11.6	29.2

2004	360.2	193.3	53.7	46.9	24.3
2003	383.7	190.5	49.6	52.2	27.4
2002	358.8	178.9	49.9	47.5	26.6
2001	288.2	134.3	46.6	36.3	27.0
2000	200.7	79.3	39.5	19.5	24.6
1999	227.6	105.6	46.4	24.2	22.9
1998	286.7	145.5	50.8	32.0	22.0
1997	220.7	107.5	48.7	16.2	15.1
1996	185.2	85.7	46.3	11.2	13.1
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)   FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data.  Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)   Share of insured bond market.  FSA volume for 1993 through 2005 is based on sale dates and will differ from closing-date data presented elsewhere in this Supplement.  Excludes secondary-market and non-U.S. transactions.

Financial Security Assurance Inc.

Gross Par Value and Present Value Originated (1)
(dollars in millions)

	1st Quarter		Year-to-Date
	2005	2004	2005	2004
Municipal (U.S. and international)
Gross par insured	$13,026	$11,642	$13,026	$11,642
Gross premiums written
Up-front	77.1	117.1	77.1	117.1
Installments(2)	15.1	3.6	15.1	3.6
Total gross premiums	92.2	120.7	92.2	120.7

Gross present value of premiums originated(3)	99.5	125.0	99.5	125.0

Asset-Backed (U.S. and international)
Gross par insured	7,991	7,596	7,991	7,596
Gross premiums written
Up-front	10.0	0.4	10.0	0.4
Installments(2)	68.6	68.4	68.6	68.4
Total gross premiums	78.6	68.8	78.6	68.8

Gross present value of premiums originated (3)	80.4	46.7	80.4	46.7

Financial Products
Gross par value insured(4)	2,125	842	2,125	842

Gross present value of net interest margin originated(5)	12.8	15.5	12.8	15.5

Total Portfolio

Gross par insured	23,142	20,080	23,142	20,080
Gross premiums written
Up-front	87.1	117.5	87.1	117.5
Installments	83.7	72.0	83.7	72.0
Total gross premiums	170.8	189.5	170.8	189.5

Gross present value of originations	192.7	187.2	192.7	187.2

(1)   Amounts are statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries, FSA Global investments insured by FSA and Canadian Global debt insured by FSA.

(2)   Installments are the periodic premium payments received by FSA for business written in current and prior years.

(3)   The Company evaluates its insurance business production for a given period by its gross present value (PV) of premiums originated.  Gross PV premiums originated for a particular period includes both (i) the amount of premiums received in such period under all insurance policies in which premiums are payable up front and (ii) the amount of all future premiums estimated to be payable under the Company’s installment-based policies issued during such period, discounted to present value.   The discount rate for business written in 2005 is 5.30% per annum and in 2004 is 5.62% per annum, equal to the average pre-tax yield on the Company’s investment portfolio for the previous three calendar years.  Management uses its best estimate of the life of each insurance policy for which premiums are payable in installments when calculating gross PV premiums originated.  However, the actual period over which installment-based premiums are paid and the total amount paid will vary from management’s estimate if the insured obligation remains outstanding for a period that is different from that estimated by management.  If the life of an insured obligation is shorter than that estimated, the related gross PV premiums outstanding will be reduced.  Conversely, if the life of an insured obligation is longer than that estimated, the related gross PV premiums outstanding will be increased.

(4)   Relates only to FSA-insured GICs issued by the Company’s GIC subsidiaries (FSA Capital Markets Services LLC and FSA Capital Management Services LLC), which are consolidated in the Company’s financial statements.  For these transactions, the outstanding par amounts are reflected as insurance exposure in FSA’s financial statements but as GIC liabilities in those of the Company.  As a result, the total outstanding exposures reported by FSA and the Company differ.

(5)  The present value of the net interest margin represents the present value of the difference between the estimated interest to be received on the GIC investments and the estimated interest to be paid on the GIC liabilities over the estimated life of each transaction, giving effect to swaps and other derivatives which convert fixed rate assets and liabilities to floating rates.  The discount rate is the same as that used for premiums (see footnote 3).

Financial Security Assurance Inc.

Insured Portfolio Profile - Par Value

(dollars in millions)

		Insured in 2005			Outstanding as of March 31, 2005
	Gross Amount	%	Net Amount	%	Net Amount	%
Municipal Obligations
Domestic
General obligation bonds	$7,740	59.4%	$6,305	64.2%	$80,443	40.0%
Tax-supported bonds	1,553	11.9	1,110	11.3	36,994	18.4
Municipal utility revenue bonds	823	6.3	714	7.2	33,753	16.8
Health care revenue bonds	734	5.6	273	2.8	9,445	4.7
Housing revenue bonds	53	0.4	51	0.5	7,390	3.7
Transportation revenue bonds	542	4.2	345	3.5	13,119	6.5
Other municipal bonds	870	6.7	678	6.9	11,526	5.7
Subtotal	12,315	94.5	9,476	96.4	192,670	95.8
International	711	5.5	349	3.6	8,491	4.2
Total municipal obligations	$13,026	100.0%	$9,825	100.0%	$201,161	100.0%

Geographic Distribution
California	$1,703	13.1%	$1,306	13.3%	$27,394	13.6%
New York	368	2.8	221	2.2	17,649	8.8
Texas	1,216	9.3	796	8.1	13,729	6.8
Pennsylvania	817	6.3	743	7.5	12,738	6.3
Florida	646	5.0	451	4.6	11,095	5.5
Illinois	1,081	8.3	852	8.7	9,943	5.0
New Jersey	442	3.4	372	3.8	9,281	4.6
Washington	461	3.5	294	3.0	7,504	3.7
Michigan	960	7.4	884	9.0	6,696	3.3
Massachusetts	659	5.1	441	4.5	5,261	2.6
Wisconsin	406	3.1	368	3.7	4,903	2.5
Ohio	332	2.5	266	2.7	4,627	2.3
Georgia	69	0.5	66	0.7	4,332	2.2
All Other U.S. Jurisdictions	3,155	24.2	2,416	24.6	57,518	28.6
International	711	5.5	349	3.6	8,491	4.2
Total municipal obligations	$13,026	100.0%	$9,825	100.0%	$201,161	100.0%

Asset-Backed Obligations
Domestic
Residential mortgages	$482	4.8%	$456	4.7%	$23,435	17.8%
Consumer receivables	310	3.1	293	3.0	8,315	6.3
Pooled corporate obligations	3,028	29.9	2,894	30.1	49,106	37.3
Investor-owned utility obligations	—	0.0	—	0.0	149	0.1
Other asset-backed obligations(1)	2,488	24.6	2,479	25.8	17,053	13.0
Subtotal(1)	6,308	62.4	6,122	63.6	98,058	74.5
International	3,808	37.6	3,507	36.4	33,476	25.5

Total asset-backed obligations(1)	$10,116	100.0%	$9,629	100.0%	$131,534	100.0%

Total Portfolio(1)	$23,142		$19,454		$332,695

Distribution of Insured Portfolio by Rating as of March 31, 2005

Rating(2)	Percent of Portfolio
AAA	25.8%
AA	29.7
A	33.2
BBB	10.7
Other	0.6
100.0%

(1)   Includes amounts related to FSA-insured GICs issued by the GIC subsidiaries, FSA Global investments insured by FSA and Canadian Global debt insured by   FSA.

(2)   Based upon internal FSA ratings.

Financial Security Assurance Inc.

50 Largest Municipal Exposures
as of March 31, 2005

(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
Commonwealth of Massachusetts G.O.	$1,090.33%
New York City, NY, G.O.		1,076.32
California Housing Finance Agency Single-Family Mortgage Revenue Bonds		1,062.32
State of Washington G.O.		1,039.31
Clark County School District, NV, G.O.		1,007.30
Atlanta, GA, Water and Sewer Revenue		1,002.30
Long Island Power Authority, NY		984.30
Seattle, WA, Light and Power		949.29
Chicago, Illinois G.O.		904.27
State of Hawaii G.O.		826.25
New York State Thruway Authority, Highway and Bridge Trust Fund		825.25
State of Illinois G.O.		808.24
Port Authority of New York and New Jersey, Consolidated Bonds		799.24
Metropolitan Transit Authority, NY		779.23
District of Columbia, G.O.		758.23
New York City, NY, Municipal Water Finance Authority		756.23
New Jersey Turnpike Authority Revenue Bonds		741.22
State of California G.O.		737.22
Houston, TX Airport System		733.23
New York Local Government Assistance Corp		731.22
Philadelphia, PA, School District G.O.		698.21
State of Connecticut Special Tax		680.20
Los Angeles USD, CA, G.O.		666.20
Detroit, MI, Sewage Disposal System Revenue Bonds		651.20
Puerto Rico Electric Power Authority		649.20
Metropolitan Transit Authority, NY Dedicated Tax		646.19
Kentucky State Property and Buildings Commission Revenue Bonds		643.19
Commonwealth of Pennsylvania G.O.		640.19
South Carolina Public Service Authority, Santee Cooper		639.19
Hydro-Quebec - Province of Quebec Guaranteed		622.19
New Jersey Transportation Trust Fund Authority		617.19
Florida Public Education (Gross Receipts)		610.18
San Diego, CA. Unified School District G.O.		605.18
Massachusetts Water Resources Authority, General Revenue		602.18
State of California Department of Water Resources Power Supply		602.18
NYS Dormitory Authority - Mental Health Services		590.18
Los Angeles MTA, CA, Sales Tax Revenue Bonds		585.18
State of Florida, Department of Transportation Turnpike Revenue		567.17
Energy Northwest Electric Revenue		545.16
Michigan State Building Authority		544.16
NJHMFA Multi-Family Housing Revenue Bonds		539.16
Metropolitan Washington Airport Authority		531.16
New Jersey Economic Development Authority State Pension Funding		516.16
New York City, NY, Health and Hospital Corp		515.16
Miami-Dade County, FL, Aviation Revenue Miami Int’l Airport		514.16
Kansas DFA State Appropriation Bonds		513.16
City of Philadelphia, Pennsylvania Gas Works Revenue		498.15
Commonwealth of Puerto Rico G.O.		495.15
City of Atlanta, Georgia, Hartsfield-Jackson Atlanta Airport		493.15
Chicago Public Schools, Illinois		472.15

Total		$35,093	10.55%

Financial Security Assurance Inc

25 Largest Asset-Backed Exposures
as of March 31, 2005

(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding

International Super AAA Synthetic CDO	2,776.83%
International Super AAA Synthetic Residential MBS		2,630.79
International Synthetic CDO		2,022.61
International Super AAA Synthetic CDO		1,852.56
International Synthetic CDO		1,642.49
International AAA Synthetic Consumer Receivable Securitization		1,533.46
International Super AAA Synthetic CDO		1,501.45
International Super AAA Synthetic CDO		1,482.45
International Super AAA Synthetic Residential MBS		1,471.44
US Super AAA Synthetic CDO		1,466.44
Ameriquest Mortgage 2004-R8		1,433.43
International Synthetic CDO		1,404.42
International Super AAA Synthetic CDO		1,356.41
International Super AAA Synthetic CDO		1,324.40
US Super AAA Synthetic CDO		1,312.39
International Super AAA Synthetic CDO		1,271.38
US Super AAA Synthetic CDO		1,211.36
International AAA Synthetic CDO		1,190.36
International Super AAA Synthetic CDO		1,120.34
Long Beach Mortgage 2004-4		1,105.33
Long Beach Mortgage 2004-1		1,102.33
International Super AAA Synthetic CDO		1,083.33
International Super AAA Synthetic Residential MBS		1,075.32
International AAA Synthetic CDO		1,059.32
Ameriquest Mortgage 2004-R7		1,058.32
Total		$36,478	10.96%

“International” denotes a transaction with 20% or greater non-US collateral.  “Super AAA” means the level of first-loss protection exceeds 1.3x the level required for an Aaa/AAA rating.  Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.

Asset-Backed Debt Service and Premiums (1) (2)

(dollars in millions)

Debt Service
(Principal and Interest)

	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (2)	Outstanding

1st Qtr. 2005	$8,271	$507	$7,764	$(6,155)	$142,132

4th Qtr. 2004	8,550	1,297	7,253	(23,765)	140,523
3rd	32,180	3,819	28,361	(8,640)	157,035
2nd	9,459	460	8,999	(4,705)	137,314
1st	7,707	786	6,921	(7,641)	133,020

2004	57,896	6,362	51,534	(44,751)	140,523
2003	25,105	4,553	20,552	(28,497)	133,740
2002	54,129	10,582	43,547	(29,166)	141,685
2001	75,404	10,681	64,723	(19,807)	127,304
2000	44,714	8,181	36,533	(19,031)	82,388

Premiums (GAAP Basis)

				Ending Net	Net PV
	Premium Written			Unearned	Premium
	Gross	Ceded	Net	Premium	Outstanding(3)	Total

1st Qtr. 2005	$78.6	$16.8	$61.8	$91.9	$627.3	$719.2

4th Qtr. 2004	68.5	10.7	57.8	89.7	611.9	701.6
3rd	86.3	23.3	63.0	87.4	602.8	690.2
2nd	86.3	27.4	58.9	85.9	527.7	613.6
1st	68.8	18.6	50.2	87.2	528.4	615.6

2004	309.9	80.0	229.9	89.7	611.9	701.6
2003	318.2	91.3	226.9	91.3	518.4	609.7
2002	298.0	82.3	215.7	93.5	520.1	613.6
2001	254.8	86.8	168.0	105.2	510.2	615.4
2000	202.6	68.0	134.6	98.4	352.3	450.7

(1)   Amounts are statutory data for FSA as a separate company and therefore include amounts relating to FSA-insured GICs issued by the GIC Subsidiaries, FSA Global investments insured by FSA and Canadian Global debt insured by FSA.

(2)   Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs.  Runoff for fourth quarter 2004 includes decrease of $17 billion due to one-time excess-of-loss facultative reinsurance agreement.

(3)   This is a non-GAAP term.

Financial Security Assurance Inc.

Municipal Debt Service and Premiums
(dollars in millions)

Debt Service
(Principal and Interest)

	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (1)	Outstanding

1st Qtr. 2005	$21,311	$5,707	$15,604	$(7,822)	$321,618

4th Qtr. 2004	22,926	7,056	15,870	(4,421)	313,836
3rd	22,921	6,816	16,105	(5,021)	302,387
2nd	23,817	7,810	16,007	(6,409)	291,303
1st	18,493	5,657	12,836	(6,867)	281,705

2004	88,157	27,339	60,818	(22,718)	313,836
2003	95,651	22,445	73,206	(21,041)	275,736
2002	92,952	27,048	65,904	(15,666)	223,571
2001	64,821	20,431	44,390	(14,095)	173,333
2000	40,542	16,456	24,086	(11,733)	143,038

Premiums (GAAP Basis)

				Ending Net	Net PV
	Premium Written			Unearned	Premium
	Gross	Ceded	Net	Premium	Outstanding(2)	Total

1st Qtr. 2005	$92.2	$37.7	$54.5	$1,264.7	$119.7	$1,384.4

4th Qtr. 2004	139.7	41.6	98.1	1,252.4	115.4	1,367.8
3rd	111.9	26.1	85.8	1,199.6	103.1	1,302.7
2nd	149.8	42.1	107.7	1,169.8	102.0	1,271.8
1st	120.7	54.4	66.3	1,103.6	88.0	1,191.6

2004	522.1	164.2	357.9	1,252.4	115.4	1,367.8
2003	587.8	190.2	397.6	1,075.3	88.7	1,164.0
2002	508.9	188.6	320.3	799.0	69.6	868.6
2001	230.8	79.2	151.6	564.3	46.2	610.5
2000	169.7	86.2	83.5	484.3	42.0	526.3

(1)   Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs.

(2)   This is a non-GAAP term.

Financial Security Assurance Inc.

Asset-Backed Net Debt Service and Net Premiums

Amortization and Ending Balances (1)

(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

1st Qtr. 2005	—	$142,132
2nd	$9,894	132,238
3rd	6,268	125,970
4th	7,783	118,187

2006	27,245	90,942
2007	17,800	73,142
2008	16,976	56,166
2009	16,525	39,641

2010-2014	31,267	8,374
2015-2019	4,663	3,711
2020-2024	1,221	2,490
2025+	2,490	—
Total	$142,132

Net Premiums

		Scheduled GAAP Premium Earnings
	GAAP Unearned Premiums	From Unearned Premium Amortization	From Installments	Total

1st Qtr. 2005	$91.9	—	—	—
2nd	68.3	$23.6	$27.8	$51.1
3rd	63.9	4.4	43.9	48.3
4th	60.6	3.3	48.4	51.7

2006	49.6	11.0	149.7	160.7
2007	40.1	9.5	101.9	111.4
2008	31.9	8.2	77.4	85.6
2009	25.1	6.8	64.1	70.9

2010-2014	8.3	16.8	120.6	137.4
2015-2019	4.6	3.7	36.8	40.5
2020-2024	2.4	2.2	25.0	27.2
2025 +	—	2.4	30.5	32.9
Total		$91.9	$726.1	$818.0

(1)   Amounts are presented based on statutory insurance companies of FSA and therefore include amounts relating to insured GICs issued by affiliated GIC companies.

Financial Security Assurance Inc.

Municipal Net Debt Service and Net Premiums

Amortization and Ending Balances

(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

1st Qtr. 2005	—	$321,618
2nd	$4,220	317,398
3rd	4,559	312,839
4th	4,310	308,529

2006	17,059	291,470
2007	17,366	274,104
2008	17,447	256,657
2009	17,071	239,586

2010-2014	82,272	157,314
2015-2019	65,976	91,338
2020-2024	46,784	44,554
2025+	44,554	—
Total	$321,618

Net Premiums

		Scheduled GAAP Premium Earnings
	GAAP Unearned Premiums	From Unearned Premium Amortization	From Installments	Total

1st Qtr. 2005	$1,264.7	—	—	—
2nd	1,231.1	$33.6	$0.6	$34.2
3rd	1,200.4	30.7	2.3	33.0
4th	1,171.2	29.2	2.9	32.1

2006	1,061.5	109.7	12.6	122.3
2007	961.0	100.5	12.1	112.6
2008	868.3	92.7	11.8	104.5
2009	782.7	85.6	11.5	97.1

2010-2014	445.9	336.8	51.8	388.6
2015-2019	225.8	220.1	41.2	261.3
2020-2024	97.6	128.2	26.9	155.1
2025+	—	97.6	24.4	122.0

Total		$1,264.7	$198.1	$1,462.8

Corporate Headquarters

Financial Security Assurance Holdings Ltd.
350 Park Avenue
New York, New York 10022
(1)(212) 826-0100

Investor Relations Contact

Robert S. Tucker
Managing Director
(1)(212) 339-0861
rtucker@fsa.com

Corporate Communications Contact

Betsy Castenir
Managing Director
(1)(212) 339-3424
bcastenir@fsa.com

Internet

This Quarterly Operating Supplement and other information are available on the World Wide Web at www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Quarterly Operating Supplement

March 31, 2005